Exhibit 10.5

SECOND AMENDMENT TO THE
QUANEX CORPORATION 401(k) SAVINGS PLAN

THIS AMENDMENT by QUANEX CORPORATION (the “Sponsor”),

WITNESSETH:

WHEREAS, on February 27, 2002, the Sponsor executed the amendment and restatement of the Plan known as the “Quanex Corporation 401(k) Savings Plan” (the “Plan”);

WHEREAS, pursuant to Section 13.01 of the Plan, the Sponsor has the right to amend the Plan; and

WHEREAS, the Sponsor desires to amend the Plan to exclude interns and students from the eligibility provisions of the Plan;

NOW, THEREFORE, the Sponsor agrees that, effective as of June 2, 2003, Section 2.01 of the Plan is amended to provide as follows:

2.01         Eligibility Requirements.  Except as specified below, each Eligible Employee who is employed by an Employer shall be eligible to participate in the Plan beginning on the Entry Date that occurs with or next follows the date on which the Employee completes one year of Active Service.  However, unless the Employee is employed by the Sponsor at its plant in Lincolnshire, Illinois, an Employee who is included in a unit of Employees covered by a collective bargaining agreement between the Employees’ representative and the Employer is not eligible to participate in the Plan if there has been good faith bargaining between the Employer and the Employees’ representative pertaining to retirement benefits and the agreement does not require the Employer to include such Employees in the Plan.  In addition, a Leased Employee shall not be eligible to participate in the Plan unless the Plan’s qualified status is dependent upon coverage of the Leased Employee.  An Employee who is a nonresident alien (within the meaning of section 7701(b) of the Code) and receives no earned income (within the meaning of section 911(d)(2) of the Code) from any Affiliated Employer that constitutes income from sources within the United States (within the meaning of section 861(a)(3) of the Code) is not eligible to participate in the Plan.  An Employee who is a nonresident alien (within the meaning of section 7701(b) of the Code) and who does receive earned income (within the meaning of section 911(d)(2) of the Code) from any Affiliated Employer that constitutes income from sources within the United States (within the meaning of section 861(a)(3) of the Code) all of which is exempt from United States income tax under an applicable tax convention is not eligible to participate in the Plan.  During any period in which an individual is classified by an Employer as an independent contractor with respect to such Employer, the individual is not eligible to participate in the Plan (even if he is subsequently reclassified by the Internal Revenue Service as a common law employee of the Employer and the Employer acquiesces to the reclassification).  During any period in which an individual is classified by an Employer as an intern or student with respect to such Employer, the individual is not eligible to participate in the Plan.  Finally, an Employee who is employed outside the United States is not eligible to participate in the Plan unless the Committee elects to permit him to participate in the Plan.  Notwithstanding any other provision of the Plan to the contrary, (1) an Employee of Nichols Aluminum-Golden, Inc. who was employed by Nichols Aluminum-Golden, Inc. on January 25, 2000 shall be eligible to participate in the Plan commencing with the first full payroll period that starts on or after February 14, 2000 for purposes of Salary Deferral Contributions, and such an Employee’s Supplemental Contributions, if any, shall be based on his Considered Compensation paid by the Employer commencing with the first full payroll period that starts on or after February 28, 2000, and (2) an Employee of Imperial Products, Inc. who was employed by Imperial Products, Inc. on April 1, 2000, shall be eligible to participate in the Plan on June 1, 2000.

IN WITNESS WHEREOF, the Sponsor has executed this Amendment this 2nd day of June, 2003, effective as of June 2, 2003.

QUANEX CORPORATION

By:

Title:

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